Exhibit 99.1

SCHEDULE I

PVI MANAGEMENT TRUST, as General Partner of PARTNERS VALUE INVESTMENTS L.P.

Name and Position of Officer or Trustee	Principal Business Address	Principal Occupation or Employment	Citizenship

Brian D. Lawson, Chief Executive Officer	181 Bay Street, Suite 100, Toronto, Ontario M5J 2T3, Canada	Vice Chair, Brookfield Corporation	Canada

Jason Weckwerth, Chief Financial Officer	181 Bay Street, Suite 100, Toronto, Ontario M5J 2T3, Canada	Senior Vice President, Finance, Brookfield Corporation	Canada

Kunal Dusad, Senior Vice President	250 Vesey Street, 15th Floor New York, NY 10281-0221 USA	Senior Vice President, Finance, Brookfield Asset Management Ltd.	United Kingdom

Frank N.C. Lochan, Trustee and Chairman	181 Bay Street, Suite 100, Toronto, Ontario M5J 2T3, Canada	Corporate Director	Canada

Greg Morrison, Trustee	73 Front Street, 5th Floor Hamilton, Bermuda HM 12	Corporate Director	Canada

James Bodi, Trustee	73 Front Street, 5th Floor Hamilton, Bermuda HM 12	Managing Director, Legal & Regulatory, Brookfield Asset Management Ltd.	Canada